Execution version

Exhibit 4.70
Dated 6 May 2014
PARAGON SHIPPING INC.
as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
 listed in Schedule 1 Part A

as Lenders
and
THE BANKS AND FINANCIAL INSTITUTIONS
 Listed in Schedule 1 Part B
as Lead Arrangers and Swap Banks
and
NORDEA BANK FINLAND PLC
 London Branch
as Agent, Bookrunner and as Security Trustee

LOAN AGREEMENT
relating to
a US$160,000,000 facility to finance and/or refinance
two Kamsarmax bulk carriers, four Handysize bulk carriers,
 two Panamax bulk carriers and two Ultramax bulk carriers

Watson, Farley & Williams

Index

Clause		Page

1	Interpretation	1
2	Facility	23
3	Position of the Lenders and swap banks	23
4	Drawdown	24
5	Interest	26
6	Interest Periods	28
7	Default Interest	29
8	Repayment and Prepayment	30
9	Conditions Precedent	33
10	Representations and Warranties	34
11	General Undertakings	38
12	Corporate Undertakings	42
13	Insurance	45
14	Ship Covenants	50
15	Security Cover	54
16	Payments and Calculations	56
17	Application of Receipts	58
18	Application of Earnings	59
19	Events of Default	59
20	Fees and Expenses	64
21	Indemnities	66
22	No Set-Off or Tax Deduction	68
23	Illegality, etc	70
24	Increased Costs	71
25	Set-Off	72
26	Transfers and Changes in Lending Offices	73
27	Variations and Waivers	79
28	Notices	80
29	Supplemental	82
30	Law and Jurisdiction	83

Schedules

Schedule 1		85
	Part A Lenders and Commitments	85
	Part B Lead Arrangers and Swap banks	86
Schedule 2 Drawdown Notice		87
Schedule 3 Condition Precedent Documents		88
	Part A	88
	Part B	89
	Part C	91
Schedule 4 Transfer Certificate		93
Schedule 5 Ships, Owners, Accounts, Classification and Approved Flag Details		97
Schedule 6 Form of Compliance Certificate		1
Schedule 7 Designation Notice		3

Execution

Execution Pages		4

THIS AGREEMENT is made on                                                                                    May
PARTIES
(1)	PARAGON SHIPPING INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower")
(2)	THE BANKS AND FINANCIAL INSTITUTIONS a listed in Part A of Schedule 1, as "Lenders"
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1, as "Lead Arrangers"
(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1, as "Swap Banks"
(5)	NORDEA BANK FINLAND PLC, London Branch, as "Agent"
(6)	NORDEA BANK FINLAND PLC, London Branch, as "Bookrunner"
(7)	NORDEA BANK FINLAND PLC, London Branch, as "Security Trustee"
BACKGROUND
(A)	The Lenders have agreed to make available to the Borrower a facility of up to $160,000,000 for the purpose of:
(i)	financing sixty per cent. (60%) of the fair market value at delivery of two Ultramax bulk carriers type vessels which are to be constructed by Builder A for, and purchased by, the relevant Owners listed in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details);
(ii)	financing sixty per cent. (60%) of the fair market value at delivery of two Kamsarmax bulk carriers which are to be constructed by Builder B for, and purchased by the relevant Owners listed in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details);
(iii)	to refinance the Existing Indebtedness in respect of the Existing Ships; and
(iv)	for the general corporate and working capital purposes of the Borrower and its subsidiaries.
(B)	The Lenders have agreed that, subject to the terms of this Agreement, the Swap Banks may enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rates fluctuations.
(C)	The Lenders have agreed to share with the Swap Banks the security to be granted to the Security Trustee pursuant to this Agreement on the terms described herein.
OPERATIVE PROVISIONS
1	Interpretation
1.1	Definitions
Subject to Clause 1.5 (General Interpretation), in this Agreement:
"Accounts Security Deed" means a deed creating security in respect of each Earnings Account to be executed by each Owner in favour of the Security Trustee in the Agreed Form.

"Advance" means the principal amount of each borrowing by the Borrower under this Agreement.
"Advance Drawdown Amount" means the amount of the loan available in respect of each Newbuilding as specified in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details).
"Affected Lender" has the meaning given in Clause 5.7 (Market disruption).
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties.
"Agent" means Nordea Bank Finland Plc, London Branch acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 5NB, or any successor of it appointed under clause 5 of the Agency and Trust Agreement.
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders) and the Borrower or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document.
"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts and financial statements of the Group or the quarterly unaudited accounts and financial statements of the Group, in each case, which the Borrower is obliged to deliver to the Agent pursuant to Clause 11.6 (Provision of financial statements).
"Approved Broker" means any one of Clarkson (London), Braemar Seascope (London), Fearnleys (Oslo), Howe Robinson (London), R.S. Platou Shipbrokers (Oslo) and Maersk Brokers (Copenhagen) or such other broker nominated by the Borrower and consented to by the Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld or delayed).
"Approved Charter" means any time charterparty in respect of a Ship of a duration (or capable of being or exceeding a duration whether for a fixed period or by option for extension) of 24 months or more.
"Approved Charter Assignment" means, in relation to an Approved Charter, a specific deed of assignment of the rights of the relevant Owner in respect of that Approved Charter, in the Agreed Form and in the plural means any or all of them.
"Approved Flag" means Liberian, the Marshall Islands, Panamanian or Maltese or such flag as the Agent may on the instructions of the Majority Lenders in their sole and absolute discretion, at the request of the Borrower, approve as the flag on which a Ship shall be registered.
"Approved Flag State" means Liberia, the Marshall Islands, Panama or Malta or any other country in which the Agent may, on the instructions of all the Lenders in their sole and absolute discretion, at the request of the Borrower, approve that a Ship be registered.
"Approved Manager" means Allseas Marine S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and maintaining an office at 15 Karamanli Street, 166 73 Voula, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical and/or commercial manager of a Ship.
"Approved Management Agreement" means, in relation to a Ship, an agreement in relation to the technical and/or commercial management of that Ship entered into or to be entered into by the Approved Manager and the relevant Owner on such terms which the Agent may, on the instructions of all the Lenders in their sole and absolute discretion approve and in the plural means any or all of them.
"Approved Manager's Undertaking" means, in relation to a Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Agent, agreeing certain matters in relation to the Approved Manager of that Ship and subordinating its rights against such Ship and the relevant Owner to the rights of the Creditors Parties under the Finance Documents, in the Agreed Form and in the plural means any or all of them.
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	in the case of the Term Loan, the date falling 90 days after the Closing Date (or such later date as the Agent may, with the authorisation of all of the Lenders, agree with the Borrower);
(b)	in the case of each Newbuilding Loan, the earlier of (i) the Delivery Date for the relevant Newbuilding and (ii) 30 March 2016; or
(c)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated.
"Balloon Amount" means the aggregate principal amount of each Advance under either the Term Loan and/or each Newbuilding Loan (as the case may be) which is outstanding on the Final Repayment Date.
"Basel III" means, together:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"Bodouroglou Family" means, together, each of the following:
(a)	Mr. Michael Bodouroglou;
(b)	all the lineal descendants in direct line of Mr. Michael Bodouroglou;
(c)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;
(d)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and

(e)	each company (other than a member of the Borrower's Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition, and each one of the above shall be referred to as "a member of the Bodouroglou Family".
"Bookrunner" means Nordea Bank Finland Plc, London Branch acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 5NB.
"Break Costs" means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance to the last day of the current Interest Period in respect of such Advance, had the principal amount received been paid on the last day of that Interest Period; exceeds
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Builder" means either Builder A or Builder B as the case may be and in the plural means both of them.
"Builder A" means Yangzhou Dayang Shipbuilding Co. Ltd., a company incorporated in the People's Republic of China whose registered office is at Lidian Town, Hanjiang District, Yangzhou City, Jiangsu Province 225006, the People's Republic of China.
"Builder B" means, together:
(a)	Jiangsu Tianchen Marine Import & Export Co., Ltd. a company incorporated in the People's Republic of China whose registered office is at Room 602, No. 260 Furong Road, Jiangyin City, Jiangsu Province, the People's Republic of China; and
(b)	acting collectively as the shipbuilder:
(i)	Jiangsu New Yangzi Shipbuilding Co., Ltd. a company incorporated in the People's Republic of China whose registered office is at 1# Lianyi Road, Jiangyin-Jingjiang Industry Zone, Jiangyin City, Jiangsu Province, 214532, the People's Republic of China; and
(ii)	Jiangsu Yangzijiang Shipbuilding Co. Ltd., a company incorporated in the People's Republic of China whose registered office is at 38 Shiyugang Road, Jiangyin City, Jiangsu Province, 214431, the People's Republic of China.
"Business Day" means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in Amsterdam, in Frankfurt and in New York City.
"Cash" means the aggregate of:
(a)	cash in hand legally and beneficially owned by the Borrower; and
(b)	cash deposits legally and beneficially owned by the Borrower, and which are deposited with:
(i)	the Lenders;

(ii)	any other deposit taking institution having a rating of at least A from Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe; or
(iii)	any other bank or financial institution approved by the Agent (on behalf of the Majority Lenders), which in each case:
(A)	is free from any Security Interest, other than pursuant to the Finance Documents;
(B)	is otherwise at the free and unrestricted disposal of the Borrower;
(C)	in the case of cash in hand or cash deposits held by the Borrower which is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that subsidiary.
"Cash Equivalent" means at any time:
(a)	any investment in marketable debt obligations issued or guaranteed by:
(i)	a government; or
(ii)	an instrumentality or agency of a government,
and in respect of (i) and (ii) having a credit rating of either A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom;
(iii)	which matures within one year after the relevant date of calculation; and
(iv)	which has a credit rating of at least A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;
(c)	any investment in money market funds which:
(i)	have a credit rating of either A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and
(iii)	can be turned into cash on not more than 5 days' notice; or
(d)	any other debt security approved by the Agent (on behalf of the Majority Lenders), in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of Group or subject to any Security Interest.
"Change of Control" means if two or more persons acting in concert or any individual person (other than the Bodouroglou Family) either (i) acquires legally or beneficially and either directly or indirectly an ownership interest and/or voting rights in excess of 50% of the issued share capital of the Borrower and/or (ii) has the right to ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or the equivalent of it) of the Borrower.
"Closing Date" means the date of this Agreement.
"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Commitment" means, in relation to a Lender, the amount set opposite its name in Part Part A of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders).
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Confirmation" and "Early Termination Date", in relation to any continuing Transaction, have the meanings given in the Master Agreement.
"Contract Price" means, in relation to each Newbuilding, the purchase price payable by the relevant Owner to the relevant Builder pursuant to the relevant Shipbuilding Contract in respect of that Newbuilding being at the date of this Agreement as set out in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details).
"Contractual Currency" has the meaning given in Clause 21.4 (Currency indemnity).
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender (and "Total Contributions" means the aggregate of the Contributions of all the Lenders).
"Creditor Party" means the Agent, the Security Trustee, the Lead Arrangers, the Bookrunner, any Lender and/or the Swap Banks, whether as at the date of this Agreement or at any later time.
"Deed of Release" means each deed releasing the relevant Existing Security in a form acceptable to the Agent and in the plural means both of them.
"Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default.
"Defaulting Lender" means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3 (Notification to Lenders of receipt of a Drawdown Notice); or
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment.
"Delivery Date" means, in relation to a Newbuilding, the date on which that Newbuilding is delivered to, and accepted by, the relevant Owner under the Shipbuilding Contract for that Newbuilding.
"Designated Transaction" means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to the Master Agreement with a Swap Bank;
(b)	its purpose is the hedging of all or part of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan, or any part of it for a period expiring no later than the Final Repayment Date; and
(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation substantially in the form set out in Schedule 7 (Designation Notice), as a Designated Transaction for the purposes of the Finance Documents.
"Disruption Event" means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a "Party"); or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in each case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dollars" and "$" means the lawful currency for the time being of the United States of America.
"Drawdown Date" means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made.
"Drawdown Notice" means a notice in the form set out in Schedule 2 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Owner or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the relevant Owner or the Security Trustee in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and
(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.
"Earnings Account" means an account in the name of the Borrower with the Agent in London with the number 0045431301 and an account in the name of each Owner with the Agent in London with the account number specified in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details), or any other account which is designated by the Agent as an Earnings Account for the purposes of this Agreement and in the plural means any or all of them.
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship as a result of a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or any Ship and/or the Borrower and/or any Owner and/or the Approved Manager and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any Owner and/or the Approved Manager and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" means a trade or business (whether or not incorporated) that, together with the Borrower or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code.
"Event of Default" means any of the events or circumstances described in Clause 19.1 (Events of Default) and is "continuing" if it has not been remedied or waived.
"Existing Facility" means each of the following vessel financings which are both in existence at the date of this Agreement and to which the Borrower is a party:
(a)	the $89,515,100 term loan facility to finance the PRECIOUS SEAS, PROSPEROUS SEAS, PRICELESS SEAS and PROUD SEAS made available to the Borrower pursuant to a loan agreement dated 5 May 2011 made between the Borrower as borrower, the lenders party thereto and Nordea Bank Finland Plc as agent, bookrunner and security trustee; and
(b)	the $89,000,000 term loan facility to finance the CORAL SEAS and the GOLDEN SEAS made available pursuant to a loan agreement dated 4 December 2007 made between the Borrower as borrower, the lenders party thereto and Bank of Scotland plc as agent, arranger and security trustee, and in the plural means both of them.
"Existing Facility Agent" means each "Agent" as such term is defined in each Existing Facility and in the plural means both of them.
"Existing Indebtedness" means, at any date, the aggregate outstanding Financial Indebtedness of the Borrower on that date under the Existing Facilities.
"Existing Security" means any Security Interest created to secure the Existing Indebtedness.
"Existing Ship" means each vessel listed in items 1 to 6 of Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details) which is registered in the name of the relevant Owner under an Approved Flag and secures an Existing Facility and in the plural means any or all of them.
"FATCA" means
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by or under FATCA.
"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction.
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction.
"FATCA Non-Exempt Lender" means any Lender who is not a FATCA Exempt Party.
"FATCA Protected Lender" means any Lender irrevocably designated as a "FATCA Protected Lender" by the Borrower by notice to that Lender and the Agent as least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender).
"Final Repayment Date" means the date falling on the sixth anniversary of the date of the Closing Date.
"Finance Documents" means:
(a)	this Agreement;

(b)	the Agency and Trust Agreement;
(c)	the Guarantees;
(d)	the Master Agreement Assignments;
(e)	the General Assignments;
(f)	the Mortgages;
(g)	the Accounts Security Deeds;
(h)	any Approved Charter Assignment;
(i)	the Approved Manager's Undertakings;
(j)	the Shares Pledges; and
(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or the Master Agreements or any of the other documents referred to in this definition.
"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.
"Financial Year" means, in relation to the Group, each period of 1 year commencing on 1 January and ending on 31 December (inclusive) in respect of which its consolidated accounts are or ought to be prepared.
"Fleet Vessels" means all of the vessels from time to time wholly owned by members of the Group (each a "Fleet Vessel").
"Foreign Pension Plan" means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America.
"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances, any Requisition Compensation and the rights of the relevant Owner under the relevant Approved Management Agreement in respect of that Ship to be executed by the relevant Owner in favour of the Security Trustee in the Agreed Form and in the plural means any or all of them.
"Group" means the Borrower and its subsidiaries from time to time during the Security Period and "member of the Group" shall be construed accordingly.
"Guarantee" means, in relation to an Owner, an on-demand guarantee in the Agreed Form to be given by that Owner in favour of the Security Trustee, irrevocably and unconditionally guaranteeing the obligations of the Borrower under this Agreement, the other Finance Documents and the Master Agreements and, in the plural, means any or all of them.
"IACS" means the International Association of Classification Societies or any successor organisation.
"Insolvency Event" in relation to a Lender means that Lender:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insurances" means in relation to a Ship:
(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of such Ship, the Earnings or otherwise in relation to such Ship whether before on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired before the date of this Agreement.
"Interest Period" means a period determined in accordance with Clause 6 (Interest Periods).
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.
"Lead Arranger" means a bank or financial institution listed in Part B of Schedule 1.
"Lender" means a bank or financial institution listed in Part A of Schedule 1 acting through its branch indicated in Part A of Schedule 1 (or through another branch notified to the Borrower under Clause 26.14 (Change of lending office)) or its permitted transferee, successor or assign.
"LIBOR" means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the

Quotation Date for that Interest Period (and, for the purposes of this Agreement, "Reuters Page Libor 01" means the display designated as "Page Libor 01" on the Reuters Service or such other page as may replace Page Libor 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE Benchmark Administration Limited for the purpose of displaying ICE Benchmark Administration Limited Settlement Rates for Dollars); or
(b)	if no rate is quoted on Reuters Page Libor 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one‑sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank's request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it, and if any such rate is below zero, LIBOR will be deemed to be zero.  References above to ICE Benchmark Administration Limited shall be construed to include any other person who takes over the administration of the London interbank offered rate.
"Loan" means the principal amount for the time being outstanding under this Agreement.
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, after adjustment for any relevant franchise or deductible exceeds $1,000,000 or the equivalent in any other currency.
"Majority Lenders" means:
(a)	before an Advance has been made, Lenders the aggregate of whose Commitments total at least 66 2/3 per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders the aggregate of whose Contributions total at least 66 2/3 per cent. of the Total Contributions.
"Margin" means three point two zero per cent. (3.20%) per annum.
"Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time.
"Market Value" means, in respect of each Ship and each other Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 15.3 (Valuation of Ship).
"Master Agreement" means any master agreement (on 2002 ISDA (Multicurrency - Crossborder) form) made or to be made between the Borrower and a Swap Bank and includes all Transactions from time to time entered into and Confirmations from time to time exchanged thereunder and in the plural means any or all of them.
"Master Agreement Assignment" means, in relation to each Master Agreement, the assignment of that Master Agreement executed or to be executed by the Borrower in favour of the Security Trustee, in Agreed Form and in the plural means any or all of them.
"Material Adverse Effect" means, in the opinion of the Majority Lenders, a material adverse effect on:
(a)	the business, assets, nature of assets, operations, property, liabilities, condition or prospects (financial or otherwise) of the Group; or

(b)	the ability of an Obligor to perform its obligations under any Master Agreement or any of the Finance Documents to which it is a party; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any Master Agreement or the rights or remedies of any Finance Party under any of the Finance Documents or any Master Agreement.
"Mortgage" means, in relation to a Ship, the first preferred ship mortgage on that Ship under the applicable Approved Flag to be executed by the relevant Owner in favour of the Security Trustee in the Agreed Form, and in the plural means any or all of them.
"Multiemployer Plan" means, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute.
"Newbuilding" means each vessel listed at items 7 to 10 of Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details) which is to be constructed by the relevant Builder for, and purchased by, the relevant Owner under the relevant Shipbuilding Contract and upon delivery registered in the name of the relevant Owner under an Approved Flag and in the plural means any or all of them.
"Newbuilding Loan" means each part of the Loan to be made available to the Borrower to finance the lesser of (i) sixty per cent. (60%) of the Market Value of each Newbuilding at the relevant Delivery Date and (ii) an aggregate amount for all of the Newbuildings which does not exceed $78,000,000; and in the plural means all of them.
"Non-Consenting Lender" means any Lender which does not and continues not to consent or agree to a request of the Borrower or the Agent (at the request of the Borrower) to give a consent in relation to, or to agree to a waiver or amendment of, any provision of the Finance Documents which requires the approval of all of the Lenders if the Majority Lenders have consented or agreed to such waiver or amendment.
"Notifying Lender" has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased costs) as the context requires.
"Obligors" means the Borrower and each Owner and, in the singular, means any of them.
"Owners" means each wholly-owned single purpose subsidiary of the Borrower, either incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or incorporated and existing in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and listed in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details), each of which is or will become, following the delivery of its Ship, the owner of that Ship (and "Owners" means any or all one of them).
"Party" means each party to this Agreement.
"Payment Currency" has the meaning given in Clause 21.4 (Currency indemnity).
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13 (Restrictions on chartering, appointment of managers etc.);
(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower or relevant Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and
(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps.
"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and
(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);
and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.
"Plan" means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December in each year.
"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days).
"Reference Banks" means, subject to Clause 26.16 (Replacement of Reference Bank), the London branches of each of Nordea Bank Finland Plc, Skandinaviska Enskilda Banken AB (publ) and ITF International Transport Finance Suisse AG.
"Relevant Person" has the meaning given in Clause 19.9 (Relevant Persons).
"Repayment Date" means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment).
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".
"Restricted Party" means a person that:
(a)	is listed on or owned or controlled by a person listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);
(b)	with which any Obligor or member of the Guarantor's Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions;
(c)	is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) above; or
(d)	owns or controls a person referred to in (a) and/or (b) above.

"Sanctions" means the economic or financial sanctions laws and/or regulations or trade embargoes imposed by any Sanctions Authority.
"Sanctions Authority" means the Kingdom of Norway, the United Kingdom, the United Nations, the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
"Sanctions List" means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority.
"Scheduled Delivery Date" means the delivery date in relation to each Newbuilding as specified in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details) and set out in the relevant Shipbuilding Contract.
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any Master Agreement or any judgment relating to any Finance Document or any Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country, Provided however that the liabilities which the Borrower, the Security Parties or any of them have at any time to the Swap Banks (or any of them) under or in connection with the Master Agreement shall as between the Creditor Parties rank in accordance with the terms set out in the Agency and Trust Agreement.
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.
"Security Party" means each Owner and any other person (except a Creditor Party or the Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents", and in the plural means any or all of them.
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20 (Fees and Expenses), 21 (Indemnities) or 22 (No Set-Off or Tax

Deduction) or any other provision of this Agreement or another Finance Document or a Master Agreement; and
(d)	the Agent, the Security Trustee, the Majority Lenders and the Swap Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.
"Security Trustee" means Nordea Bank Finland Plc, London Branch, acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 3NB or any successor of it appointed under clause 5 of the Agency and Trust Agreement.
"Servicing Bank" means the Agent or the Security Trustee.
"Shares Pledge" means the deeds creating security over the share capital of each of the Owners in the Agreed Form and in the plural means any or all of them.
"Ship" means each Newbuilding and each Existing Ship and in the plural means any or all of them.
"Shipbuilding Contract" means, in relation to each Newbuilding, the relevant shipbuilding contract and dated 17 June 2013 in the case of hulls DY4050 and DY4052 and made between Builder A and the relevant Owner; and dated 26 February 2014 in the case of hulls 1144 and 1145 and made between Builder B and the relevant Owner, for the construction by the relevant Builder of that Newbuilding and its purchase by the relevant Owner as each may be supplemented and amended from time to time.
"SMC" means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code.
"Swap Banks" means each of the Lead Arrangers or their affiliates as listed in Part B of Schedule 1.
"Swap Exposure" means, as at any relevant date, the amount certified by the Swap Banks to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Banks under (and calculated in accordance with) the applicable provisions of each Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Banks.
"Term Loan" means that part of the Loan made or to be made available to the Borrower to refinance the Existing Indebtedness in a principal amount not exceeding $82,000,000.
"Test Period" means the period from the beginning of the current Financial Year to the last date of the relevant financial quarter to which the Applicable Accounts relate.
"Total Financial Indebtedness" means the aggregate Financial Indebtedness of the Borrower and all members of the Group (without double counting for guarantee obligations).
"Total Loss" means:
(a)	actual, constructive, compromised, agreed or arranged total loss of a Ship;
(b)	any expropriation, confiscation, requisition or acquisition of a Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 3 months redelivered to the Owner's full control; and
(c)	any condemnation of the Ship by any tribunal or by any person claiming to be a tribunal; and
(d)	any arrest, capture, seizure or detention of a Ship (including any hijacking or theft) unless it is within 3 months redelivered to the Owner's full control.
"Total Loss Date" means:
(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
"Transaction" has the meaning given in the Master Agreement.
"Transfer Certificate" has the meaning given in Clause 26.2 (Transfer by a Lender).
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement.
"US Tax Obligor" means the Borrower if it is resident for tax purposes in the United States of America or any Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator.
"approved" means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent.
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.
"company" includes any partnership, joint venture and unincorporated association.
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained.
"document" includes a deed; also a letter or fax.
"excess risks" means, in relation to a ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.
"expense" means any kind of documented cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax.
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation.
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.
"months" shall be construed in accordance with Clause 1.3 (Meaning of "month").
"obligatory insurances" means all insurances effected, or which the Owner is obliged to effect, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document.
"parent company" has the meaning given in Clause 1.4 (Meaning of "subsidiary" and "parent").
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation.
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation.
"subsidiary" has the meaning given in Clause 1.4 (Meaning of "subsidiary" and "parent").
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.
1.4	Meaning of "subsidiary" and "parent"
A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.
1.5	General Interpretation
In this Agreement:
(a)	references to, or to a provision of, a Finance Document, the Master Agreement or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa;
(d)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears; and
(e)	an Event of Default or Default is "continuing" if it has not been remedied or waived.

1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make a loan facility up to the amount of $160,000,000 available to the Borrower.
2.2	Lenders' participations in Loan
Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Loan
The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.
3	POSITION OF THE LENDERS AND SWAP BANKS
3.1	Interests several
The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.
3.2	Individual rights of action
Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Bookrunner, the Lead Arranger, the Agent, the Security Trustee, any Lender or any Swap Bank as individual parties to the proceedings.
3.3	Proceedings requiring the Majority Lenders' consent
Except as provided under Clause 3.2 (Individual rights of action), neither any Lender nor any Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement or for any misrepresentation or breach of warranty by the Borrower or a Security Party under or connected with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.
3.4	Obligations several
The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement shall not result in:
(a)	the obligations of the other Lenders and/or the other Swap Bank being increased; nor
(b)	the Borrower, any Security Party, any other Lender or the other Swap Banks being discharged (in whole or in part) from its obligations under any Finance Document or under a Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender to perform its obligations under this Agreement or a Master Agreement.
3.5	Designation notice
The Agent shall promptly send to each of the Lenders a copy of any swap designation notice (as referred to in paragraph (c) of the definitions of Designated Transaction) which it receives from the Borrower.
3.6	Reliance on action of Agent
The Borrower and each Security Party shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take.
4	DRAWDOWN
4.1	Request for Advance
Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 5 Business Days prior to the intended Drawdown Date.
4.2	Availability
The conditions referred to in Clause 4.1 (Request for Advance) are that:
(a)	a Drawdown Date has to be a Business Day during the relevant Availability Period;
(b)	there shall be up to five (5) Advances but more than one (1) Advance may be drawn down on the same day;
(c)	each Advance shall be made at the same time as, and as part or all of either:
(i)	in respect of the Advance under the Term Loan, the repayment by the Borrower of the Existing Indebtedness; or
(ii)	in respect of each Advance under a Newbuilding Loan, the payment by the Borrower on behalf of the relevant Owner to the relevant Builder of the relevant delivery instalment in relation to a Newbuilding (however in no case shall any Advance of a Newbuilding Loan be made prior to the relevant Newbuilding's Delivery Date);
(d)	the amount of each Advance shall not exceed:
(i)	in respect of the Advance under the Term Loan, the lower of (A) $82,000,000 and (B) sixty per cent. (60%) of the aggregate Market Value of the Existing Ships;
(ii)	in respect of each Advance under a Newbuilding Loan:
(A)	in respect of each Newbuilding to be delivered by Builder A, the lower of (1) $19,000,000 and (2) sixty per cent. (60%) of the Market Value of that Newbuilding at the relevant Delivery Date; and
(B)	in respect of each Newbuilding to be delivered by Builder B, the lower of (1) $20,000,000 and (2) sixty per cent. (60%) of the Market Value of that Newbuilding as at the relevant Delivery Date,

provided that the aggregate amount of the Advances under all Newbuilding Loans shall not exceed $78,000,000;
(e)	the aggregate amount of the Advances shall not exceed the Total Commitments; and
(f)	if the ratio set out in Clause 15.1 (Minimum required security cover) were applied immediately following the making of such Advance and the Borrower would be obliged to provide additional security or prepay part of the Loan under that Clause 15 (Security Cover), then the amount of the Advance shall be reduced to an amount whereby such additional security or prepayment would no longer be required.
4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance and the Drawdown Date;
(b)	the amount of that Lender's participation in the Advance; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable
A Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders.
4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in Loan).
4.6	Disbursement of Advance
Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrower shall be made either:
(i)	in the case of the Advance of Term Loan, to the account of each relevant Existing Facility Agent under each Existing Facility Agreement which is specified by the Borrower to refinance the Existing Indebtedness; or
(ii)	in the case of each Advance under a Newbuilding Loan, to the account of the relevant Builder on behalf of the relevant Owner which the Borrower specifies in the Drawdown Notice subject to such payment being held to the order of the Agent for release upon actual delivery of the relevant Newbuilding, in each case in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party
The payment by the Agent under Clause 4.6 (Disbursement of Advance) to an account of the Builder shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
4.8	Designated Transactions under a Master Agreement
(a)	The Borrower may at any time conclude Designated Transactions with any Swap Bank pursuant to the relevant Master Agreement for the purpose of swapping its interest payment obligations and managing its exposure to fluctuation in LIBOR under this Agreement. The Borrower agrees that signature of the Master Agreement does not commit the relevant Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that mutually acceptable terms can be agreed at the relevant time.
(b)	The Lenders agree that, to enable the Borrower to secure its obligations to the Swap Banks under the Master Agreement, the security of the other Finance Documents shall be held by the Security Trustee not only to secure the Borrower's obligations under this Agreement but also the Borrower's obligations under the Master Agreement on the terms set out in Clause 17 (Application of Receipts).
5	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.
5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.
5.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.
5.5	Obligation of Reference Banks to quote
A Lender which is a Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.
5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5 (Interest).

5.7	Market disruption
The following provisions of this Clause 5 (Interest) apply if:
(a)	no rate is quoted on Reuters Page Libor 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or
(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or
(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during that Interest Period.
5.8	Notification of market disruption
The Agent shall promptly notify the Borrower and each of the Lenders of the occurrence of an event falling within Clause 5.7 (Market disruption) and stating the circumstances which have caused such notice to be given.
5.9	Suspension of drawdown
If the Agent serves notice under Clause 5.8 (Notification of market disruption) before an Advance is made:
(a)	in a case falling within Clause 5.7(a), the Lenders' obligations to make the Advance concerned;
(b)	in a case falling within Clause 5.7(b), the obligations of the Lenders that have notified the Agent pursuant to that Clause to make the Advance concerned; and
(c)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Advance concerned, shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Alternative basis of interest or funding
If the Agent serves notice under Clause 5.8 (Notification of market disruption) after an Advance has been made, then in relation to the Loan or any Advances for any Interest Period, then the rate of interest on each Lender's share of the Loan or such Advance for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and
(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan or such Advance from whatever source it may reasonably select.

5.11	Notice of prepayment
If the Borrower does not agree with an interest rate notified by a Lender under Clause 5.10 (Alternative basis of interest or funding), the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay that Lender's Contribution at the end of the interest period.
5.12	Prepayment; termination of Commitments
A notice under Clause 5.11 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower's notice of intended prepayment of any Lender's Contribution and:
(a)	on the date on which the Agent serves that notice, that Lender's Commitment shall be cancelled; and
(b)	on the last Business Day of the interest period, the Borrower shall prepay (without premium or penalty) that Lender's Contribution together with accrued interest thereon at the applicable rate plus the Margin.
5.13	Application of prepayment
The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period applicable to an Advance shall commence on the Drawdown Date applicable to it and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period (with the exception of the final Interest Period for each Advance which shall be of such duration as to expire on the Final Repayment Date) shall be:
(a)	1, 3 or 6 months;
(b)	3 months, if the Borrower fails to notify the Agent in the Drawdown Notice for that Advance; or
(c)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.
6.3	Duration of Interest Periods for repayment instalments
In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest).
7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 (Default rate of interest) are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);
(b)	the aggregate of the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.
7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt, this Clause 7 (Default Interest) does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which the relevant provisions of the Master Agreement shall apply.
8	REPAYMENT AND PREPAYMENT
8.1	Amount of repayment instalments
The Borrower shall repay:
(a)	the Term Loan by (i) equal consecutive quarterly instalments based on a repayment profile which would reduce the portion of the Term Loan relating to each Existing Ship to zero when that Existing Ship is 16 years of age and (ii) the relevant Balloon Amount; and
(b)	each Advance of a Newbuilding Loan by (i) equal consecutive quarterly instalments each in an amount equal to one sixtieth (1/60th) of the relevant Advance and (ii) the relevant Balloon Amount, as the same may from time to time be reduced in accordance with Clause 8.11 (Application of partial prepayment) below.
8.2	Repayment Dates
The first instalment for the Advance under the Term Loan shall be repaid on the date falling 3 months after the Closing Date and the first instalment for each Advance under a Newbuilding Loan shall be repaid on the date falling 3 months after the Delivery Date for that Newbuilding and subsequent quarterly instalments for each Advance shall be repaid on each date falling 3 months after the first such Repayment Date for that Advance and the last instalment and the Balloon Amount for each Advance shall be repaid on the Final Repayment Date.
8.3	Final Repayment Date
On the Final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan at any time.

8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:
(a)	a partial prepayment shall be $1,000,000 or an integral multiple of $1,000,000;
(b)	the Agent has received from the Borrower at least 3 Business Days' prior written notice specifying the Advance or Advances to be prepaid, the amount to be prepaid and the date on which the prepayment is to be made; and
(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.
8.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.
8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice.
8.8	Mandatory prepayment
The Borrower shall be obliged:
(i)	to prepay the Term Loan and cancel the Commitments in relation thereto in an amount equal to the aggregate amount of the Term Loan then outstanding and the undrawn Commitments multiplied by a fraction the numerator of which is the Market Value of the relevant Existing Ship and the denominator of which is the aggregate of the Market Values of all the Existing Ships; and/or
(ii)	to prepay in full and cancel the Commitments in relation thereto in respect of the relevant Advance under the relevant Newbuilding Loan;
if:
(a)	an Existing Ship or the relevant Newbuilding is sold, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or
(b)	in the case of a Newbuilding:
(i)	any of the events specified in Article X or XI of the relevant Shipbuilding Contract occurs; or
(ii)	the relevant Shipbuilding Contract is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or
(iii)	the relevant Newbuilding has not for any reason been delivered to, and accepted by, the Borrower under the Shipbuilding Contract by the Scheduled Delivery Date; or
(iv)	the relevant Owner has sold, assigned or transferred its rights under the relevant Shipbuilding Contract without the prior written consent of the Agent; or

(c)	the relevant Existing Ship or Newbuilding becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
8.9	Mandatory repayment and cancellation of FATCA Protected Lenders
(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a "FATCA Event"):
(i)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;
(ii)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been replaced pursuant to Clause 26.19 (replacement of Lender by Borrower):
(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;
(B)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and
(C)	the Borrower shall repay that Lender's participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Company or, if earlier, the last Business Day before the relevant FATCA Application Date.
8.10	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under paragraph (b) of Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) but without premium or penalty.
8.11	Application of partial prepayment
Each partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 (Amount of repayment instalments) and the Balloon Amount for the relevant Advance or Advances on a pro rata basis.
8.12	No reborrowing
No amount prepaid or repaid may be reborrowed.
8.13	Voluntary cancellation of Commitments
Subject to the following conditions, the Borrower may cancel the whole or any part of the Total Commitments.
8.14	Conditions for cancellation of Commitments
The conditions referred to in Clause 8.13 (Voluntary cancellation of Commitments) are that:

(a)	a partial cancellation shall be $1,000,000 or a higher integral multiple of $1,000,000; and
(b)	the Agent has received from the Borrower at least three (3) Business Days' prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.
8.15	Effect of notice of cancellation
The service of a cancellation notice given under 8.14 (Conditions for cancellation of Commitments shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitments of each Lender pro rata.
8.16	Unwinding of Transactions
On or prior to any repayment or prepayment under this Clause 8 (Repayment and Prepayment) or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 (Amount of repayment instalments).
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:
(a)	that, on or before the Closing Date, the Agent receives the documents described in Part A of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent;
(b)	that, on or before the service of the first Drawdown Notice, the Agent receives all accrued commitment fee payable pursuant to Clause 20.1 (Commitment fees) and has received payment of the expenses referred to in Clause 20.2 (Costs of negotiation, preparation etc.);
(c)	that, on or before the Drawdown Date in respect of the Term Loan the Agent receives the documents described in Part B of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent;
(d)	that, on or before the each Drawdown Date in respect of each Advance under a Newbuilding Loan, the Agent receives the documents described in Part C of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent;
(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Default has occurred or would result from the borrowing of the Loan;
(ii)	the representations and warranties in Clause 10 (Representations and Warranties) and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and
(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing; and

(f)	there has been no Material Adverse Effect;
(g)	that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(h)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.
9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrower shall ensure that those conditions are satisfied within such period after the Drawdown Date as the Agent may, with the authorisation of the Majority Lenders, specify.
10	REPRESENTATIONS AND WARRANTIES
10.1	General
The Borrower represents and warrants to each Creditor Party as follows.
10.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and each of the Owners is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands or Liberia (as the case may be).
10.3	Share capital and ownership
The Borrower has an authorised share capital of $780,000 divided into 780,000,000 registered shares.
10.4	Corporate power of the Borrower
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which the Borrower is a party and the Master Agreements; and
(b)	to borrow under this Agreement, to enter into Transactions under any Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party and any Master Agreement.
10.5	Corporate power of the Owners
Each Owner has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	if relevant, to execute the relevant Shipbuilding Contract, to purchase and pay for the relevant Newbuilding under such Shipbuilding Contract and to register that Newbuilding in its name under an Approved flag;
(b)	to execute the Finance Documents to which the Owner is a party; and

(c)	to borrow and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.
10.6	Consents in force
All the consents referred to in Clauses 10.4 (Corporate power of the Borrower) and 10.5 (Corporate power of the Owners) remain in force and nothing has occurred which makes any of them liable to revocation.
10.7	Legal validity; effective Security Interests
The Finance Documents and any Master Agreement to which the Borrower or any Owner is a party do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute the Borrower's or that Owner's (as the case may be) legal, valid and binding obligations enforceable against the Borrower or that Owner (as the case may be) in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.8	No third party Security Interests
Without limiting the generality of Clause 10.7 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document to which the Borrower or the relevant Owner is a party:
(a)	the Borrower or that Owner will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
10.9	No conflicts
The execution by the Borrower and of each Owner of each Finance Document to which it is a party and execution by the Borrower of any Master Agreement, and the borrowing by the Borrower of the Loan, and their respective compliance with each Finance Document to which they are a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower or the relevant Owner; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or the relevant Owner or any of their assets.
10.10	No withholding taxes
All payments which the Borrower or any Owner is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.11	No default
No Event of Default or Default has occurred and is continuing.
10.12	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (Form of financial statements); and there has been no material adverse change in the financial position or state of affairs of the Borrower or the Owners from that disclosed in the latest of those accounts.
10.13	No litigation
No legal or administrative action involving the Borrower or any Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which in either case would be likely to have a Material Adverse Effect.
10.14	Validity and completeness of the Shipbuilding Contracts and the Deeds of Release
(a)	Each of the Deeds of Release constitutes legal, valid, binding and enforceable obligations of the relevant Existing Facility Agent.
(b)	Each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the relevant Owner respectively in accordance with its terms.
(c)	The copies of the Shipbuilding Contracts delivered to the Agent before the date of this Agreement are true and complete copies.
(d)	No amendments or additions to the Shipbuilding Contracts have been agreed nor has any Owner or either Builder waived any of their respective rights under a Shipbuilding Contract.
10.15	No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Owner or to the Borrower or, to the best of the Borrower's knowledge, to either Builder or a third party in connection with the purchase by each of the Owners of the relevant Newbuildings, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.
10.16	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 11.2 (Title; Negative Pledge), 11.4 (No other liabilities or obligations to be incurred), 11.9 (Consents) and 11.13 (Principal place of business).
10.17	Taxes paid
The Borrower and each Owner has paid all taxes applicable to, or imposed on or in relation to the Borrower, that Owner, its business or the Ships.
10.18	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, each Owner, the Approved Manager and the Ship have been complied with.

10.19	No money laundering
Without prejudice to the generality of Clause 2.2 (Lenders' participations in Loan), in relation to the borrowing by the Borrower of the Loan, the performance and discharge by the Borrower and each Owner of its obligations and liabilities under the Finance Documents and the Master Agreement, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower or each Owner is a party and the Master Agreement, the Borrower for itself and on behalf of each Owner confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European parliament and of the (Council).
10.20	Sanctions
(a)	Each Obligor, their joint ventures, and their respective directors, officers, employees, agents or representatives is in compliance with all Sanctions.
(b)	No Obligor, their joint ventures, and their respective directors, officers, employees, agents or representatives:
(i)	is a Restricted Party, is owned or controlled by a Restricted Party or is involved in any transaction through which it could reasonably become a Restricted Party; or
(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.
10.21	No immunity
The Borrower is not, nor is any of its assets (including each Owner) entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suite attachment prior to judgement, execution or other enforcement).
10.22	Compliance with applicable laws
The Borrower and, as relevant, each Owner is at all times in compliance with all applicable laws or regulations, including but not limited to all Environmental Laws unless an appropriate waiver or suspension in connection thereto has been obtained.
10.23	Ownership of the Owners
The Borrower is the sole legal and beneficial owner of the entire authorised share capital of each of the Owners.
10.24	Pension plans
None of the Owners or the Borrower maintains any Plan, Multiemployer Plan or Foreign Pension Plan.
10.25	Margin stock
The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.26	Investment company, public utility, etc.
The Borrower is not:
(a)	an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended; or
(b)	a "public utility" within the meaning of the United States Federal Power Act of 1920, as amended.
11	GENERAL UNDERTAKINGS
11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period (save that in the case of Clause 11.9 (Consents) any such obligation related to a Newbuilding will start when such Newbuilding is delivered to its Owner) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
11.2	Title; Negative Pledge
The Borrower will:
(a)	hold the legal title to, and own the entire beneficial interest in each Owner free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents; and
(b)	procure that each Owner will not create or permit to arise any Security Interest over any other asset, present or future other than Permitted Security Interests or in the normal course of its business of acquiring, financing and operating the Ship which is owned by such Owner and, in the case of the Borrower, will not create or permit to arise any Security Interest over any rights against the Swap Banks under any Master Agreement (other than under the Finance Documents); and
(c)	procure that its liabilities under the Finance Documents to which it is a party and the Master Agreement and the liabilities of each Owner under the Finance Documents to which it is a party do and will rank at least pari passu with all their other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.
11.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not and will procure that each Owner will not transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.;
but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 (Restrictions on chartering, appointment of managers etc.) applies.

11.4	No other liabilities or obligations to be incurred
The Borrower will procure that each Owner will not incur any liability or obligation except liabilities and obligations under the relevant Shipbuilding Contract (if applicable) and the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the relevant Ship.
11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower and any Owner under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrower will send to the Agent:
(a)	as soon as possible, but in no event later than 120 days after the end of each Financial Year of the Borrower, the audited consolidated accounts of the Borrower and its subsidiaries;
(b)	as soon as possible, but in no event later than 60 days after the end of each quarter in each Financial Year of the Borrower:
(i)	unaudited consolidated income statements, balance sheets and cash flow statements of the Borrower and its subsidiaries and unaudited individual accounts of the Borrower certified as to their correctness by the chief financial officer of the Borrower; and
(ii)	quarterly Compliance Certificates (including supporting schedules); and
(c)	as soon as possible, but in no event later than 60 days after the end of each Financial Year of the Borrower, a budget and financial projections of the Borrower and its subsidiaries, on a consolidated basis, which shows all anticipated income and expenditure of the Borrower and its subsidiaries, on a consolidated basis, during the next three Financial Years of the Borrower provided in good faith by the chief financial officer of the Borrower.
11.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 11.6 (Provision of financial statements) will:
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;
(b)	give a true and fair view of the state of affairs of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.
11.8	Shareholder and creditor notices
The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders (unless prohibited by law or regulation to do so) unless such communications are available through the internet.

11.9	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents or waivers of such consents (including, without limitation, any governmental and third party consents) required:
(a)	for the Borrower an each Owner to perform its obligations under any Finance Document to which it is a party or the Master Agreements;
(b)	for the validity or enforceability of any Finance Document to which it or any Owner is a party or the Master Agreements; and
(c)	for each Owner to continue to own and operate the Ship owned by it, and the Borrower will comply (or procure compliance, as the case may be) with the terms of all such consents unless a waiver in relation thereto has been obtained .
11.10	Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that it reasonably can and procure that each Owner does all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
11.11	Notification of litigation
The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
11.12	Amendment to Shipbuilding Contracts
The Borrower will procure that no Owner of a Newbuilding will agree to any amendment or supplement to the Shipbuilding Contract to which it is a party, or to any of its provisions, which would materially affect the type of vessel being constructed, or its deadweight, or its class notation, or have a material adverse effect on the market value of the relevant Newbuilding.
11.13	Principal place of business
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at paragraph (a) of Clause 28.2 (Addresses for communications), and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands and Greece.

11.14	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the chief financial officer of the Borrower and which:
(a)	states that no Event of Default or Default has occurred and is continuing; or
(b)	states that no Event of Default or Default has occurred and is continuing, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.4 (No other liabilities or obligations to be incurred) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.4 (No other liabilities or obligations to be incurred) does not affect the Borrower's obligations under Clause 11.15 (Notification of default).
11.15	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Default; or
(b)	any matter which indicates that an Event of Default or a Default may have occurred or may occur;
and will keep the Agent fully up‑to‑date with all developments.
11.16	Provision of further information
(a)	The Borrower will, as soon as practicable after receiving the Agent's relevant request, provide the Agent (unless prohibited by law or regulation to do so) with any additional financial or other information relating:
(i)	to the Borrower, the Group, the Fleet Vessels, the Ships, their Insurances, their Earnings or the Owners (including, but not limited to, any sales or purchases of Fleet Vessels, the incurrence of Financial Indebtedness, the refinancing or restructuring of any loan or credit facilities and details of the employment of the Fleet Vessels) as the Agent may require (unless prohibited by law or regulation to do so); or
(ii)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee or any Lender at any time.
(b)	The Borrower shall, and shall procure that each Obligor shall, supply to the Agent, promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any of its direct or indirect owners, subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives.
11.17	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Ownership
The Borrower shall ensure that (a) it shall remain the direct owner of the whole of the issued share capital of each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.
11.19	Financial Year
The Borrower shall not change the beginning and end dates of its Financial Year.
11.20	Pari passu ranking
Each Obligor's payment obligations under this Agreement and any other Finance Document to which it is a party shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
11.21	Know your customer requirements
Promptly upon the Agent's request each Obligor will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary "know your client" or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.
11.22	Use of proceeds
No proceeds of any Advance of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
12	CORPORATE UNDERTAKINGS
12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
12.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.
12.3	Maintenance of listing
The Borrower will at all times maintain the listing of its common shares, par value $0.001 per share, on Nasdaq.  For the avoidance of doubt, the Borrower shall not be permitted to cease to do any of the following (i) list such common shares on Nasdaq and (ii) maintain its reporting company status.
12.4	Negative undertakings
The Borrower will not and shall procure that each Owner will not:
(a)	change the nature of its business; or

(b)	in the case of the Borrower only, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if (i) an Event of Default has occurred and has not been remedied or (ii) an Event of Default will result from the payment of a dividend or the making of any other form of distribution or (iii) after the payment of such dividend or the making of such distribution the minimum liquidity (as calculated in accordance with Clause 12.6(b) below) after such distribution shall be less than the greater of (A) eight per cent. (8%) of Total Financial Indebtedness or (B) $1,000,000 multiplied by the number of Fleet Vessels, but, for the avoidance of doubt, subject to the provisions of this Clause 12.4(b) each Owner is permitted at any time, in such manner and as many times as it deems fit to pay dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital to the Borrower; or
(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower's or that Owner's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower or the Owner than those which it could obtain in a bargain made at arms' length;
(d)	allow any Owner to open or maintain, any account with any bank or financial institution except accounts with the Agent for the purposes of the Finance Documents;
(e)	allow any Owner to issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(f)	allow any Owner to acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks or enter into any transaction in a derivative other than Transactions;
(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;
(h)	in the case of each Owner only, incur any new Financial Indebtedness or allow any lien to arise in respect of its assets or its Ship save for a Permitted Security Interest arising in the ordinary course of business.
12.5	Subordination of rights of Borrower
All rights which the Borrower at any time has against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:
(a)	claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by any Owner, whether in respect of this or any other transaction;
(b)	take or enforce any Security Interest for any such amount; or
(c)	claim to set off any such amount against any amount payable by the Borrower to any Owner.
12.6	Financial Covenants
The Borrower shall ensure that:

(a)	in the case of paragraph (b)(i) of Clause 12.6 (Financial Covenants) and paragraph (b)(ii) of Clause 12.6 (Financial Covenants) at all times during the relevant Test Period; and
(b)	in the case of paragraph (b)(iii) of Clause 12.6 (Financial Covenants) on the last date of the relevant Test Period, the Group on a consolidated basis shall comply with the following covenants:
(i)	Minimum Working Capital
The sum of total current assets (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) less current liabilities shall be not less than $0 (excluding balloon amounts of long term facilities falling due during such Test Period).
(ii)	Minimum Liquidity
There is available to the Borrower Cash and Cash Equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) which are not subject to any Security Interest in an amount of not less than the greater of (i) 6% of Total Financial Indebtedness and (ii) $750,000 multiplied by the number of Fleet Vessels owned by the Group on the last day of the relevant Test Period.
(iii)	Minimum Equity Ratio
The ratio of market value adjusted shareholders' equity of the Borrower to the market value of the assets owned by the Group on the last day of such Test Period shall at all times be equal to or greater than thirty per cent. (30%).
12.7	Compliance Check
Compliance with the undertakings contained in Clause 12.6 (Financial Covenants) for the relevant Test Period in each Financial Year and with the ratio specified in Clause 15.1 (Minimum required security cover) shall (in addition to the provisions of Clause 15 (Security Cover) be determined:
(a)	at the time the Agent receives the audited consolidated accounts of the Group and the unaudited consolidated accounts of the Group (pursuant to paragraph (a) of Clause 11.6 (Provision of financial statements) and paragraph (b) of Clause 11.6 (Provision of financial statements) respectively), by reference to the unaudited consolidated accounts in the case of the first three financial quarters in each Financial Year and for the fourth financial quarter in each Financial Year, initially by reference to the unaudited consolidated accounts for the relevant fourth quarter and, once available, by reference to the audited consolidated accounts for that Financial Year of the Group; and
(b)	at any other time as the Lender may reasonably request.
At the same time as it delivers the consolidated accounts referred to in Clause 11.6 (Provision of financial statements), the Borrower shall deliver to the Lender a Compliance Certificate, in the form set out in Schedule 6 (Form of Compliance Certificate), demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.6 (Financial Covenants) and with the provisions of Clause 15 (Security Cover) signed by the chief financial officer of the Borrower.

12.8	Sanctions
The Borrower shall ensure that none of its, nor any of their subsidiaries, respective directors, officers, employees, agents or representatives or any other persons (including but not limited to each Owner) acting on any of their behalf, is a person listed on any Sanctions List.
13	INSURANCE
13.1	General
The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 13 (Insurance) at all times during the Security Period (after the relevant Ship has been delivered to it under the Shipbuilding Contract) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances
The Borrower shall procure that each Owner shall keep the Ship insured at the expense of that Owner against:
(a)	fire and usual marine risks (including hull and machinery, increased value and excess risks);
(b)	war risks (including terrorism, piracy and confiscation);
(c)	protection and indemnity risks (other than loss of hire or political risks); and
(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the Borrower.
13.3	Terms of obligatory insurances
The Borrower shall procure that each Owner shall effect such insurances:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) all amounts which when aggregated with the insured value of any other Ship subject to a Mortgage is at least 120 per cent. of the Loan and (ii) the Market Value of that Ship. Provided however that each Ship must be insured by way of a hull and machinery policy at an agreed insured value (excluding freight interest) of not less than the greater of (i) 80% of the Market Value of such Ship or (ii) an amount which when aggregated with the agreed insured values under all the other hull and machinery policies for the other Ships subject to a Mortgage is not less than the principal amount of the Loan, with the remaining cover able to be insured by way of Hull Interest and/or Freight Interest; and
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the Ship's full value and tonnage of the Ship owned by that Owner;
(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:
(a)	subject always to paragraph (b), name the relevant Owner as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the relevant Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set‑off, counterclaim or deductions or condition whatsoever;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and
(f)	provide that the Security Trustee may make proof of loss if the Owner fails to do so.
13.5	Renewal of obligatory insurances
The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking
The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings in their standard approved format issued by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of such Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of such Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry
The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in the standard approved form usually issued by such protection and indemnity and/or war risks association as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
13.8	Deposit of original policies
The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Compliance with terms of insurances
The Borrower shall procure that no Owner shall do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)	the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in paragraph (c) of Clause 13.6 (Copies of policies; letters of undertaking) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	the Borrower shall procure that each Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;
(c)	the Borrower shall procure that each Owner shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)	the Borrower shall procure that no Owner shall employ the relevant Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.12	Alteration to terms of insurances
The Borrower shall procure that no Owner shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims
The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.14	Provision of copies of communications
The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications: (i) at all times in relation to the renewal of insurances; and (ii) at all times following the occurrence of a Default or an Event of Default which is continuing, in relation to all other communications, between each Owner and:
(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.15	Provision of information
In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 (Mortgagee's interest insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall procure that each Owner shall, forthwith upon demand, indemnify the Security Trustee in respect of all documented fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).
13.16	Mortgagee's interest insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance policy in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS
14.1	General
The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 (Ship Covenants) at all times during the Security Period (after the relevant Ship has been delivered to it under the relevant Shipbuilding Contract) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.
14.2	Ship's name and registration
The Borrower shall procure that each Owner shall keep the Ship registered in its name under an Approved Flag; shall not do or omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.
14.3	Repair and classification
The Borrower shall procure that each Owner shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first‑class ship ownership and management practice;
(b)	so as to maintain the classification set out opposite each Ship in Schedule 5 (Ships, Owners, Accounts, Classification and Approved Flag Details) with a classification society which is a member of IACS and acceptable to the Agent (acting on the instructions of the Majority Lenders); and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code.
14.4	Classification society undertaking
The Borrower shall use best efforts to procure that each Owner shall instruct the classification society referred to in Clause 14.3 (Repair and classification) (and procure that the classification society undertakes with the Security Trustee):
(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by that Owner;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and the Ship owned by it at the offices of the classification society and to take copies of them;
(c)	to notify the Security Trustee immediately in writing if the classification society:
(i)	receives notification from the relevant Owner or any person that the classification society of the Ship owned by it is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of the Owner's or that Ship's membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:
(i)	to confirm that the relevant Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if the relevant Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.
14.5	Modification
The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce its value.
14.6	Removal of parts
The Borrower shall procure that no Owner shall remove any material part of that Ship, or any item of equipment installed on, a Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may not install equipment owned by a third party on the Ship unless such equipment is leased and installed in the ordinary course of business and can be removed without any risk of damage to the Ship owned by it and without incurring significant expense; and provided further that an Owner may remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulations of the classification society of that Ship.
14.7	Surveys
The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict an Owner asking for, and obtaining, an extension of a survey whenever it considers appropriate to do so) and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.
14.8	Inspection
The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.
14.9	Prevention of and release from arrest
The Borrower shall procure that each Owner shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, each Owner shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc
The Borrower shall procure that each Owner shall:
(a)	comply, or procure compliance with all laws or regulations;
(i)	relating to its business generally; or
(ii)	relating to the ownership, employment, operation and management of the Ship owned by it, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;
(b)	without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.
14.11	Provision of information
The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which it requests regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the Ship's master and crew;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of the Ship;
(d)	any towages and salvages; and
(e)	the Owner's, the Approved Manager's or relevant Ship's compliance with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of that Owner's or the Approved Manager's Document of Compliance.
14.12	Notification of certain events
The Borrower shall procure that each Owner shall immediately notify the Security Trustee by fax of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it which is scheduled to last 10 running days or more or is in respect of maintenance or repairs at a cost in excess of $1,000,000;
(f)	any Environmental Claim made against the Owner or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Manager or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with, and that Owner shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Owner's, the Approved Manager's or any other person's response to any of those events or matters.
14.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall procure that no Owner shall:
(a)	let the Ship owned by it on demise charter for any period;
(b)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when the Ship is fixed; or
(c)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment.
14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first preferred mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by that Owner to the Security Trustee.
14.15	Sharing of Earnings
The Borrower shall procure that no Owner shall enter into any agreement or arrangement for the sharing of any Earnings.
14.16	ISPS Code
The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship owned by it an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of such ISSC.
14.17	Approved Charter Assignment
If any Owner enters into any Approved Charter, the Borrower shall procure that the relevant Owner shall execute in favour of the Security Trustee an Approved Charter Assignment and shall:
(a)	following the occurrence of an Event of Default and while the same is continuing serve notice of the Approved Charter Assignment on the charterer and use reasonable endeavours to procure that the charterer acknowledges such notice in such form as the Agent (acting on the instructions of all of the Lenders) may approve or require; and
(b)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 3 (Condition Precedent Documents), as the Lender may require.
15	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 (Provision of additional security; prepayment) applies if (after a Ship has been delivered to an Owner under the Shipbuilding Contract) the Agent notifies the Borrower that:
(a)	the aggregate Market Value (determined as provided in Clause 15.3 (Valuation of Ship)) of the delivered Ships subject to a Mortgage; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15 (Security Cover), is below 135 per cent. of the Loan.
15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrower under Clause 15.1 (Minimum required security cover), the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (Minimum required security cover) (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
15.3	Valuation of Ship
The Market Value of a Ship (or any other Fleet Vessel) at any date (a "Valuation") is that shown by the arithmetic mean of two valuations, each valuation to be prepared:
(a)	as at a date not more than 21 days previously;
(b)	by an Approved Broker selected by the Borrower;
(c)	with or without physical inspection of the relevant Ship (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;
15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a Valuation complying with the requirements of Clause 15.3 (Valuation of Ship).
15.5	Valuations binding
Any Valuation under Clauses 15.2 (Provision of additional security; prepayment), 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.
15.6	Provision of information
The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clauses 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) with any information which the Agent or the Approved Broker or expert may request for the purposes of any valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.
15.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause (provided that no more than one Valuation per delivered Ship subject to a Mortgage per Test Period and one additional Valuation per such Ships per year shall be payable by the Borrower, save if an Event of Default has occurred which is continuing in which case the Borrower shall be liable to pay for all valuations that take place during the period such Event of Default is continuing, or where additional valuations are required in connection with the Borrower invoking the provisions of Clause 15.9 (Release of additional security)) and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.
15.8	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to paragraph (b) of Clause 15.2 (Provision of additional security; prepayment).
15.9	Release of additional security
If at the time of delivery of a Compliance Certificate to the Agent:
(a)	the aggregate Market Value (determined as provided in Clause 15.3 (Valuation of Ship)) of the delivered Ships subject to a Mortgage; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15 (Security Cover),

is above 135 per cent. of the Loan (without taking account of the additional security whose release the Borrower is requesting pursuant to this Clause 15.9 (Release of additional security)) then, upon written notice from the Borrower to the Agent, the Agent will, subject to being indemnified to its satisfaction against the cost of doing so, release any such additional security previously provided under this Clause 15 (Security Cover) (which shall include any related guarantees or undertakings relating thereto) in such order as it shall in its absolute discretion determine, to the extent that the minimum required security cover specified in Clause 15.1 (Minimum required security cover) would be maintained following such release  Provided that at the relevant time no Default or Event of Default is in existence or will result from such release.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);
(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank NA, New York, Swift Code: CHASUS33 (Account: Nordea Bank Finland plc, London Branch, Account No. 400 807 041, Swift Code: NDEAGB2L), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and
(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;
and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5 (Permitted deductions by Agent), 16.6 (Agent only obliged to pay when monies received) and 16.7 (Refund to Agent of monies not received):

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.
16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
16.8	Agent may assume receipt
Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and the Master Agreements and all payments in respect of those amounts made by the Borrower and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent's memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable to the Servicing Banks (or any of them) pursuant to the terms of the Finance Documents;
(b)	SECONDLY: in or towards satisfaction of any other amounts then due and payable under the Finance Documents on a pari passu basis as between each of such Finance Documents;
(c)	THIRDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (a) of Clause 17.1 (Normal order of application).1;
(d)	FOURTHLY: in or towards satisfaction of any amounts then due and payable on a pro rata basis to the Swap Banks under the Master Agreement;
(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Master Agreement but which the relevant Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (d) Clause 17.1 (Normal order of application); and
(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories Provided always that any amendments that purport to change the order of priority in which the Agent is to apply proceeds as between the Finance Documents and any Master Agreements under Clause 17.1 (Normal order of application) shall require the consent of all Lenders.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered (but not already applied) on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18	APPLICATION OF EARNINGS
18.1	Payment of Earnings
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Earnings Account for that Ship.
18.2	Location of accounts
The Borrower shall promptly and shall procure that each Owner shall promptly:
(a)	comply with any requirement of the Agent as to the location or re‑location of any Earnings Account (or any of them); and
(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the relevant Earnings Account.
18.3	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account with prior notice to the Borrower (other than at any time following an Event of Default which is continuing, in which case no such prior notice shall be required) in order to discharge any amount due and payable under Clause 20 (Fees and Expenses) or 21 (Indemnities) to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 (Fees and Expenses) or 21 (Indemnities).
18.4	Borrower's obligations unaffected
The provisions of this Clause 18 (Application of Earnings) do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	the Borrower or any Security Party fails to pay within one (1) Business Day of when due, any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2 (Waiver of conditions precedent), 11.2 (Title; Negative Pledge), 11.3 (No disposal of assets), 12.2 (Maintenance of status), 12.4 (Negative undertakings), 12.5 (Subordination of rights of Borrower), 12.6 (Financial Covenants), 12.8 (Sanctions), 13 (Insurance) or 15.2 (Provision of additional security; prepayment); or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied three (3) days after written notice from the Agent requesting action to remedy the same; or
(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or
(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is materially untrue or misleading when it is made or repeated; or
(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which alone or in aggregate exceeds $10,000,000:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or
(ii)	any Financial Indebtedness of a Relevant Person is due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)	any Relevant Person fails to pay or discharge any final non-appealable order or judgement or any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency; or
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or
(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or
(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or
(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or
(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower or any Owner ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or
(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document, unless all of the Lenders are satisfied that, through the implementation of alternative arrangements satisfactory to all of the Lenders, the unlawfulness or impossibility will be overcome or rectified within a reasonable period of time without jeopardising in any way the position of the of the Creditor Parties under this Agreement, the Master Agreements or any of the other Finance Documents, or the Security Interests created pursuant to the Finance Documents; or
(j)	any official consent necessary to enable an Owner to own, operate or charter the Ship or to enable that Owner, the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or the Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(k)	it appears to the Majority Lenders that, without their prior consent, a Change of Control has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Borrower or in the ultimate control of the voting rights attaching to any of those shares; or
(l)	the shares of the Borrower cease to be listed on Nasdaq; or
(m)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(o)	any Owner ceases to be a direct wholly-owned subsidiary of the Borrower; or
(p)	an Event of Default (as defined in Section 14 of any Master Agreement) occurs; or
(q)	any Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or
(r)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of the Group since 31 December 2013; or
(ii)	any accident or other event involving a Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or the relevant Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or
(s)	at any time, any Obligor is not in compliance with all material Environmental Laws relating to the Ship, its ownership, operation and management or to the business of that Obligor.
19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or
(ii)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments
On the service of a notice under paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default) the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under paragraph (a)(ii) of Clause 19.2 (Actions following an Event of Default), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under paragraph (a)(i) or (ii) of 19.2 (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the

Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.
19.7	Creditor's rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or individual Swap Banks under a Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower, a Security Party or the Approved Manager:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons
In this Clause 19 (Events of Default), a "Relevant Person" means the Borrower, a Security Party, and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.
19.10	Interpretation
In paragraph (f) of Clause 19.1 (Events of Default), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (g) of Clause 19.1 (Events of Default) "petition" includes an application.
19.11	Position of Swap Banks
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 (Events of Default), to have any regard to the requirements of any of the Swap Banks except to the extent that such Swap Bank is also a Lender.
20	FEES AND EXPENSES
20.1	Commitment fees
The Borrower shall pay to the Agent quarterly in arrears on each Quarter Date during the period from (and including) the Closing Date of this Agreement to the last date of the Availability Period and on the last day of that period or earlier; for the account of the Lenders, a commitment fee at the rate of one point one two per cent. (1.12%) per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments.
20.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all reasonable and documented expenses (including, without limitation, the reasonable legal fees of counsel to the Agent and Bookrunner and any maritime or local counsel) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
20.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all reasonable and documented (other than in the case of paragraph (d)) expenses (including, without limitation, the reasonable legal fees of counsel to the Agent and Bookrunner and any maritime or local counsel) incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 (Security Cover) or any other matter relating to such security; or
(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
20.5	Financial Services Authority fees
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.  Upon request by the Borrower, the Agent shall provide details of the relevant amounts.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	Break Costs;
(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest)) after taking into account any applicable grace periods;
(d)	the occurrence of an Event of Default or a Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default), and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage Costs
Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any claim, expense, liability or loss, incurred by a Lender:
(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.
21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or
(b)	any civil penalty or fine against, and all reasonable costs and expenses (including reasonable fees of counsel and disbursements) incurred in connection with or the defence thereof by, the Agent or any other Creditor Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions; or
(c)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.
21.4	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4 (Currency indemnity), the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.5	Application of Master Agreement
For the avoidance of doubt, Clause 21.4 (Currency indemnity) does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21.7	Sums deemed due to a Lender
For the purposes of this Clause 21 (Indemnities), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
22.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income
In this Clause 22 (No Set-Off or Tax Deduction) "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.
22.5	Value Added Tax
(a)	All amounts expressed to be payable under a Finance Document by any party to a Creditor Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Creditor Party to any part in connection with a Finance Document, that party shall pay to the Creditor Party (in additional to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any party to reimburse a Creditor Party for any costs or expenses, that party shall also at the same time pay and indemnify the Creditor Party against all VAT incurred by the Creditor Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
22.6	Application of Master Agreement
For the avoidance of doubt, Clause 22 (No Set-Off or Tax Deduction) does not apply in respect of sums due from the Borrower under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
22.7	FATCA
(a)	FATCA Information
(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:
(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru percentage" or other information required under the U.S. Treasury regulations or other official guidance including intergovernmental agreements or treaties) as the requesting party reasonably requests for the purposes of such requesting party's compliance with FATCA.
(ii)	If a party to any Finance Document confirms to another party pursuant to paragraph (a)(i) of Clause 22.7 (FATCA) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.
(iii)	Paragraph (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Creditor Party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Creditor Party for purposes of this paragraph (iii).
(iv)	If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (i) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then
(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
(B)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is one hundred per cent. (100%), until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.
(b)	FATCA Deduction
(i)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Creditor Parties.
23	ILLEGALITY, ETC
23.1	Illegality
This Clause 23 (Illegality, etc) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become unlawful or prohibited or contrary to, or inconsistent with, any regulation, for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain its Contribution.
23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8 (Repayment and Prepayment).
23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS
24.1	Increased costs
This Clause 24 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or
(c)	compliance with the implementation by the applicable authorities of the matters set out in Basel III and the continuing application of the same.
the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".
24.2	Meaning of "increased cost"
In this Clause 24 (Increased Costs), "increased cost" means, in relation to a Notifying Lender:
(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;
(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 (No deductions) or by Clause 22 (No Set-Off or Tax Deduction) or attributable to a FATCA Deduction by a Party or an item arising directly out of the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004, substantially in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates) Provided that the exclusion in this paragraph shall not include Basel III irrespective of whether this is implemented or applied pursuant to Basel II.

For the purposes of this Clause 24.2 (Meaning of "increased cost") the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
24.3	Notification to Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased costs).
24.4	Payment of increased costs
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and any Break Costs.
24.7	Application of prepayment
Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.
25	SET-OFF
25.1	Application of credit balances
Each Creditor Party may with prior notice (other than at any time following an Event of Default which is continuing, in which case no prior notice shall be required):
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25 (Set-Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 (Set-Off) gives the Creditor Parties a contractual right of set‑off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrower
The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.
26.2	Transfer by a Lender
Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the "Transferor Lender") may at any time with the consent (such consent not to be unreasonably withheld) of the Borrower, Provided that (i) no Default has occurred due to the occurrence of an event of the kind specified in paragraphs (a) or (g) of Clause 19.1 (Events of Default) and (ii) no Event of Default has occurred in which case no consent is required, but without the consent of any other Security Party, cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
but subject always to a minimum amount of $10,000,000 (or, if lower, the aggregate of its Commitments and Contributions) and the approval of the Agent, to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank, financial institution or trust, fund or other entity (whose assets are managed by a Lender) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 (Transfer Certificate) with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer (i) to another Lender; (ii) to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company (including, without limitation, pursuant to a merger, de-merger or reorganization) in which case the provisions of Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate) shall apply; (iii) to a trust, fund or other entity which is regularly engaged in or established for the purpose of making purchasing or investing in loans, securities or other financial assets, which is advised by, or the assets of which are managed or serviced by, a Lender or (iv) to a bank or financial institution which has, at any time previously, been a Lender, in each case without the consent of the Borrower and the fee referred to in Clause 26.11 shall not apply in relation to any such transfer.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, the Lead Arrangers, the Bookrunner, each of the other Lenders and each of the Swap Banks;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender transfers to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company or enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (in each case the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;
(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption)and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.
26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.  Such fee is not to be reimbursed to the payee by the Borrower or any other Security Party.
26.12	Sub-participation; subrogation assignment
A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
26.13	Disclosure of information
A Lender may disclose to a potential Transferee Lender or sub‑participant any information which that Lender has received in relation to any Obligor, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.  Without prejudice to the foregoing, a Lender may disclose any financial information delivered by the Borrower or any Obligor hereunder and such other information in relation to that Obligor and its subsidiaries which it may obtain pursuant to this Agreement to authorities in any countries where that Lender, its subsidiaries, branches and representative officers or any other entity of that Lender are represented to:
(c)	any authority or person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(d)	any authority or person for the purposes of publicity or the dissemination of market data, provided that only general information relating to this Agreement, including the names of the parties, the loan amount and the overall structure, may be disclosed; and
(e)	the Relevant Persons (as listed below) only if the Agent and/or each Lender deems such disclosure to be necessary or desirable for (1) the carrying out of its duties, obligations, commitments and banking activities and/or (2) purposes of its internal cross-selling, assets liabilities and risk management policy,
"Relevant Persons" means, for the purposes of this Clause 26.13, any or all of the following in relation to (a) and (b) above as the case may be:
(i)	the authorities of any Pertinent Jurisdiction;
(ii)	subsidiaries, branches and representative offices of any of the Creditor Parties and any other entity of its group;
(iii)	rating agencies, auditors, insurance and reinsurance brokers, professional advisers, insurers and reinsurers provided that such person is bound by a duty of confidentiality;

(iv)	if necessary, financial institutions and institutional or other investors who are or might wish to be involved in securitisation schemes, hedging agreements, participations or any other risk transfer arrangements, with the previous written consent of the Borrower (such consent not to be unreasonably withheld or delayed); or
(v)	any person to whom disclosure may be necessary in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes.
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15	Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank's appointment shall cease to be effective.
26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;
except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.18	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office
If:
(a)	a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 26.2 (Transfer by a Lender) or changes its lending office; and
(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) in respect of any tax, Clause 22 (No Set-Off or Tax Deduction) or Clause 24 (Increased Costs),
then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.
26.19	Replacement of Lender by Borrower
At any time when no Default and/or Event of Default has occurred, the Borrower may, in respect of:
(a)	a Lender whose costs of funds charged to the Borrower are (in the Borrower's reasonable opinion) materially higher than those of the other Lenders generally;
(b)	a Lender which is a FATCA Protected Lender who ceases or shall cease to be a FATCA Exempt Party;
(c)	a Lender which is a Defaulting Lender; or
(d)	a Lender which is a Non-Consenting Lender,
by giving 10 Business Days' notice to the Agent and that Lender (the "Outgoing Lender") replace the Outgoing Lender by requiring it to (and the Outgoing Lender must) transfer in accordance with Clause 26 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank (a "Replacement Lender") selected by the Borrower and which is acceptable to the Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the Outgoing Lender's Contribution and all accrued interest, break costs and other amounts payable in relation to that Contribution under this Agreement and the other Finance Documents.
Any transfer of rights and obligations of an Outgoing Lender under this Clause is subject to the following conditions:
(i)	neither the Agent nor the Outgoing Lender will have any obligation to the Borrower to find a Replacement Lender;
(ii)	the transfer must take place no later than 10 Business Days after the Borrower's notice referred to above; and

(iii)	in no event will the Outgoing Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Outgoing Lender under this Agreement and the other Finance Documents.
27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":
(a)	a reduction in the Margin or change in the calculation of LIBOR;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in or extension of any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	the replacement or release of any Obligor;
(f)	any amendment or waiver if the Agent or a Lender in its sole discretion believes that it may constitute a "material modification" within the meaning of FATCA that may result (directly or indirectly) in any party to any Finance Document being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and (if relevant) the Agent accordingly, that the amendment or waiver may, unless that Lender is a FATCA Protected Lender, not be effected without the consent of the Agent or that Lender;
(g)	a change to Clause 3 (Position of the Lenders and swap banks) or this Clause 27 (Variations and Waivers);
(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
27.4	Variations, waivers etc. in respect of the Agent
Notwithstanding the above, any document which purports to vary, waive, suspend or limit any provision of a Finance Document relating to rights or obligations of the Agent, or any of the Agent's obligations, rights or remedies under such a provision or the general law, shall only be effective if the document is signed, or specifically agreed to by fax, by Agent acting in its own right.
27.5	Notification of variations, waivers etc. by the Agent
No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a "FATCA Protected Lender". The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.
28	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice by letter of fax shall be sent:
(a)	to the Borrower:	Paragon Shipping Inc. 15 Karamanli Street 166 73 Voula Greece Fax No: + (30) 210 899 5085 Attn: Chief Financial Officer

(b)	to a Lender:	At the address below its name in Schedule 1 Part A or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Lead Arrangers and Swap Banks:	At the address below its name in Schedule 1 Part B

(d)	to the Agent:	Nordea bank Finland Plc, London Branch City Place House 55 Basinghall Street London EC2V 5NB Fax No.: + 44 20 7726 9102 Attn: Nordea Loan Administration

with a copy to:
Fax No.: +44 20 7726 9188 Attn: Nordea Shipping London

(e)	to the Security Trustee:	Nordea bank Finland Plc, London Branch City Place House 55 Basinghall Street London EC2V 5NB Fax No: + 44 20 7726 9102 Attn: Nordea Loan Administration

with a copy to:
Fax No.: +44 20 7726 9188 Attn: Nordea Shipping London

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
28.8	Effectiveness of electronic communication
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.9	English language
Any notice under or in connection with a Finance Document shall be in English.
28.10	Meaning of "notice"
In this Clause 28 (Notices), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts
A Finance Document may be executed in any number of counterparts.
29.4	Third Party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30	LAW AND JURISDICTION
30.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction
Subject to Clause 30.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.
30.3	Choice of forum for the exclusive benefit of the Creditor Parties
Clause 30.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
30.4	Process agent
The Borrower irrevocably appoints Hill Dickinson Services (London) Limited at its registered office for the time being, presently at Duke's Place, London EC3A 7HS, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
30.5	Creditor Party rights unaffected
Nothing in this Clause 30 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
30.6	Meaning of "proceedings"
In this Clause 30 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

This Agreement has been entered into on the date stated at the beginning of this agreement.

SCHEDULE 1
PART A

 LENDERS AND COMMITMENTS
Lender	Lending Office	Commitment (US Dollars)
Nordea Bank Finland plc, London Branch	City Place House 55 Basinghall Street London EC2V 5NB Fax: +44 (0) 20 7726 9188 Attn: Shipping Department	50,000,000
with a copy to	Fax: +44(0)207726 9102 Attn: Loan Administration
Skandinaviska Enskilda Banken AB (publ)	SE-106 40 Stockholm Sweden	45,000,000
contact for credit matters	P.O. Box 1843, Vika Filipstad Brygge 1 NO-0123 Oslo Norway Email: Attn: Trine von Erpecom / Egil Aarrestad
NIBC Bank N.V.	Carnegieplein 4 2517 KJ The Hague The Netherlands Fax: +31 (0) 70 342 5577 Attn: Michael de Visser / Gertjan Van Speybroeck	35,000,000
ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12 CH-8006 Zurich Switzerland Fax: +41 44 3656 213 Attn: Ms Natalja Formuzala	30,000,000

PART B

 LEAD ARRANGERS AND SWAP BANKS
Lead Arrangers and Swap Banks	Office
Nordea Bank Finland plc, London Branch	City Place House 55 Basinghall Street London EC2V 5NB Fax: +44 (0) 20 7726 9188 Attn: Shipping Department
Copy fax: +44 (0) 20 7726 9102 Attn: Loan Administration
Skandinaviska Enskilda Banken AB (publ)	SE-106 40 Stockholm Sweden
contact for credit matters	P.O. Box 1843, Vika Filipstad Brygge 1 NO-0123 Oslo Norway Email : Attn: Trine von Erpecom / Egil Aarrestad
NIBC Bank N.V.	Carnegieplein 4 2517 KJ The Hague The Netherlands Fax: +31 (0) 70 342 5577 Attn: Michael de Visser / Gertjan Van Speybroeck
Lead Arranger	Office
ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12 CH-8006 Zurich Switzerland Fax: +41 44 3656 213 Attn: Ms Natalja Formuzala

SCHEDULE 2

 DRAWDOWN NOTICE

To:	Nordea Bank Finland Plc, London Branch City Place House 55 Basinghall Street London EC2V 5NB

	Attention: [Loans Administration]	[●]

DRAWDOWN NOTICE
1	We refer to the loan agreement (the "Loan Agreement") dated [●] 2014 and made between ourselves, as Borrower, the Lenders Lead Arrangers and Swap Banks referred to therein, and yourselves as Agent, Borrower and as Security Trustee in connection with a facility of up to US$160,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	We request to borrow an Advance as follows:
(a)	Amount: US$[●];
(b)	Drawdown Date: [●];
(c)	Duration of the first Interest Period shall be [●] months; and
(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

Director
for and on behalf of
PARAGON SHIPPING INC.

SCHEDULE 3

 CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in paragraph (a) of Clause 9.1 (Documents, fees and no default).
1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B and Part C.
2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.
3	Copies of resolutions of the shareholders and directors of the Borrower and each Security Party as may be required authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Owner ratifying the execution of the Shipbuilding Contract.
4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.
5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contracts.
6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.
7	Copies of the Shipbuilding Contracts and of all documents signed or issued by the relevant Owner or the Builder (or both of them) under or in connection with it.
8	Documentary evidence that the agent for service of process named in Clause 30 (Law and Jurisdiction) has accepted its appointment.
9	Any documents required by the Creditor Parties in respect of the Borrower, each Owner and any other Security Party to satisfy that Creditor Party's "know your customer" requirements.
10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Liberia and the Marshall Islands and such other relevant jurisdictions as the Agent may require.
11	That the Bookrunner shall have received Commitments from Lenders sufficient to fully subsidise the entire Loan (i.e. $160,000,000),
12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in paragraph (c) of Clause 9.1 (Documents, fees and no default).
1	A certificate of an authorised signatory of the Borrower and each Owner certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Drawdown Notice) ( is correct, complete and in full force and effect as at the Drawdown Date of the Advance under the Term Loan.
2	An original of the Deed of Release and of each document to be delivered under or pursuant to it, together with evidence satisfactory to the Agent of its due execution by the parties to it.
3	A duly executed original of [the Shares Pledge,] the Mortgage, the General Assignment and the Approved Charter Assignment (if applicable) in respect of each Existing Ship and/or the relevant Owner (as the case may be) and of each document to be delivered under or pursuant to each of them.
4	Documentary evidence that each Existing Ship:
(a)	is definitively and permanently registered in the name of the relevant Owner under the Approved Flag applicable to the Existing Ship;
(a)	is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(b)	maintains the class with the Classification Society as provided in paragraph (a) of Clause 14.3 (Repair and classification) free of all recommendations and conditions of such Classification Society;
(c)	the Mortgage in respect of the relevant Existing Ship has been duly recorded as a valid first preferred ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag
(d)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with; and
(e)	(if applicable) the relevant ship has been delivered to and accepted by the relevant charterer pursuant to an Approved Charter.
5	Documents establishing that each Existing Ship will, as from the Drawdown Date of the Advance under the Term Loan, be managed commercially by the Approved Manager and on terms acceptable to the Lenders, together with:
(a)	the Approved Manager's Undertaking in respect of the relevant Existing Ship in favour of the Agent; and
(f)	copies of the Approved Manager's Document of Compliance and of the relevant Existing Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Existing Ship including without limitation an ISSC.
6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the Insurances for the Existing Ships as the Agent may require.
7	[A valuation of each Existing Ship, addressed to the Agent on behalf of the Creditor Parties, stated to be for the purposes of this Agreement and dated not earlier than 14 days before the Drawdown Date for the Advance under the Term Loan from an Approved Valuer which shows a value for each Existing Ship of not less than 60 per cent. of the Loan (after the Advance under the Term Loan has been utilised).]
8	(If applicable) a copy of the Approved Charter in respect of the relevant Existing Ships.
9	Legal opinions of the legal advisers to the Agent in the jurisdiction of the Approved Flag of each Existing Ship Liberia and the Marshall Islands and such other relevant jurisdictions as the Facility Agent may require.
10	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 (Fees and Expenses) have been paid or will be paid by the Drawdown Date.

PART C
The following are the documents referred to in paragraph (d) of Clause 9.1 (Documents, fees and no default).
1	A certificate of an authorised signatory of the Borrower and each Owner certifying that each copy document which it is required to provide under this Part C of Schedule 2 (Drawdown Notice) is correct, complete and in full force and effect as at the Drawdown Date of the Advance under a Newbuilding Loan.
2	A duly executed original of the Shares Pledge, the Mortgage, the General Assignment and the Approved Charter Assignment (if applicable) in respect of the relevant Ship and/or the relevant Owner (and of each document to be delivered by each of them).
3	Documentary evidence that:
(a)	the relevant Ship has been unconditionally delivered by the Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid;
(b)	the relevant Ship is definitively and permanently registered in the name of the relevant Owner under an Approved Flag;
(c)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(d)	the relevant Ship maintains the class with the Classification Society as provided in paragraph (a) of Clause 14.3 (Repair and classification) free of all recommendations and conditions of such Classification Society;
(e)	the Mortgage in respect of the relevant Ship has been duly recorded against the Ship as a valid first preferred ship mortgage in accordance with the laws of the Approved Flag State;
(f)	the relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and
(g)	(if applicable) the relevant Ship has been delivered to and accepted by the relevant charterer pursuant to an Approved Charter.
4	Documents establishing that the relevant Ship will, as from it Delivery Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:
(a)	the Approved Manager Undertaking in respect of the relevant Ship in favour of the Agent; and
(b)	copies of the Approved Manager's Document of Compliance (DOC) and of the Ship's Safety Management Certificate (SMC) (together with any other details of the applicable safety management system which the Agent requires) and of any other documents required under the ISM Code and the ISPS Code (including without limitation) an ISSC.
5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Agent may require.
6	A valuation of the relevant Ship to be determined by two Approved Brokers selected by the Agent in accordance with Clause 15.4 (Value of additional vessel security) and addressed to the Agent dated no earlier than 14 days prior to the Delivery Date for the relevant Ship.

7	(if applicable) a copy of the Approved Charter in respect of the relevant Ship.
8	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.
9	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 (Fees and Expenses) have been paid or will be paid by the Drawdown Date.
10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each of the documents specified in paragraphs 2, 3, 5 and 7 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or the relevant Owner.

SCHEDULE 4

 TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	[Name of Agent] for itself and for and on behalf of the Borrower, [each Security Party], the Security Trustee, each Lender, the Lead Arrangers, the Bookrunner and the Swap Banks as defined in the Loan Agreement referred to below.
[●]

1	This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [●] and made between (1) [●] (the "Borrower"), (2) the banks and financial institutions named therein, (3) the banks and financial institutions named therein as Lead Arrangers and Swap Banks, (4) [●] as Bookrunner, (5) [●] as Agent and (6) [●] as Security Trustee for a loan facility of up to US$160,000,000.
2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:
"Relevant Parties" means the Agent, the Borrower, [each Security Party], the Security Trustee and each Lender;
"Transferor" means [full name] of [lending office]; and
"Transferee" means [full name] of [lending office].
3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].
5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.
7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.
8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;
(b)	agrees that it will have no rights of recourse on any ground against any of the Borrower, the Transferor, the Agent, the Security Trustee or any Lender in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective,
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and
(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
[Name of Agent]
By:
Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:
Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

 SHIPS, OWNERS, ACCOUNTS, CLASSIFICATION AND APPROVED FLAG DETAILS
Ship	Owner	Account No	Type/dwt	Classification	Place of Incorporation / Approved Flag	Contract Price ($)	Advance Drawdown Amount ($)	Scheduled/Actual Delivery Date
PROSPEROUS SEAS	Coral Ventures Inc	0045357201	Handysize / 37,293	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia / Liberia	N/A	N/A	4 May 2012
PRECIOUS SEAS	Winselet Shipping & Trading Co. Ltd.	0045358501	Handysize / 37,205	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia / Liberia	N/A	N/A	18 June 2012

Ship	Owner	Account No	Type/dwt	Classification	Place of Incorporation / Approved Flag	Contract Price ($)	Advance Drawdown Amount ($)	Scheduled/Actual Delivery Date
PRICELESS SEAS	Aminta International S.A.	0045359801	Handysize / 37,202	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia / Liberia	N/A	N/A	29 January 2013
PROUD SEAS	Adonia Enterprises S.A.	0045361101	Handysize / 37,200	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia / Liberia	N/A	N/A	7 January 2014
CORAL SEAS	Imperator I Maritime Company	46901602	Panamax 74,477	[GL +100A5 Bulk Carrier ESP RSD DBC DG C1D11 Strengthened for Heavy Cargo Hold No. 2, 4 and 6 may be empty, Hold No. 4 may be ballasted]	Marshall Islands / Liberia	N/A	N/A	21 November 2007

Ship	Owner	Account No	Type/dwt	Classification	Place of Incorporation / Approved Flag	Contract Price ($)	Advance Drawdown Amount ($)	Scheduled/Actual Delivery Date
GOLDEN SEAS	Canyon I Navigation Corp	46900302	Panamax 74,475	[GL +100A5 Bulk Carrier ESP RSD DBC DG C1D11 Strengthened for Heavy Cargo Hold No. 2, 4 and 6 may be empty, Hold No. 4 may be ballasted]	Marshall Islands / Liberia	N/A	N/A	10 December 2006
DY4050	Amphitrite Shipping Inc.	46897702	Ultramax 63,500	BV 1+ +HULL, +MACH, Bulk Carrier CSR, BC-A (holds 2, 4 may be empty) ESP, unrestricted navigation, GRAB[25], VeriSTARHULL, +AUT-UMS, GREEN PASSPORT, CLEANSHIP, MONSHAFT, INWATERSURVEY	Liberia / Malta, Marshall Islands or Liberia (as per the Shipbuilding Contract)	25,896,869	19,000,000	30 April 2015

Ship	Owner	Account No	Type/dwt	Classification	Place of Incorporation / Approved Flag	Contract Price ($)	Advance Drawdown Amount ($)	Scheduled/Actual Delivery Date
DY4052	Mirabel International Maritime Co.	46899002	Ultramax 63,500	BV 1+ +HULL, +MACH, Bulk Carrier CSR, BC-A (holds 2, 4 may be empty) ESP, unrestricted navigation, GRAB[25], VeriSTARHULL, +AUT-UMS, GREEN PASSPORT, CLEANSHIP, MONSHAFT, INWATERSURVEY	Liberia / Malta, Marshall Islands or Liberia (as per the Shipbuilding Contract)	25,896,869	19,000,000	30 June 2015
1144	Dolphin Sunrise Ltd.	46895102	Kamsarmax 81,800	+A1 (E) Bulk Carrier, CSR, CPS, BC-A {Holds 2, 4, and 6 may be empty}, Grab[20], AB-CM, ESP, UWILD, +AMS, +ACCU, TCM	Marshall Islands / to be confirmed (as per the Shipbuilding Contract)	30,550,000	20,000,000	30 April 2015
1145	Nautilus Investment Limited	46896402	Kamsarmax 81,800	+A1 (E) Bulk Carrier, CSR, CPS, BC-A {Holds 2, 4, and 6 may be empty}, Grab[20], AB-CM, ESP, UWILD, +AMS, +ACCU, TCM	Marshall Islands / to be confirmed (as per the Shipbuilding Contract)	30,550,000	20,000,000	30 June 2015

SCHEDULE 6

 FORM OF COMPLIANCE CERTIFICATE

To:	Nordea Bank Finland Plc, London Branch City Place House 55 Basinghall Street London EC2V 5NB

Date: [●]
Dear Sirs
We refer to a loan agreement dated [●] 2014 (the "Loan Agreement") made between Paragon Shipping Inc. as borrower and the Lenders, Lead Arranges and Swap Banks referred to therein and yourselves as Agent, Bookrunner and as Security Trustee.
Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the [unaudited consolidated accounts for the Group for the 3-month period ended [●]]/[the audited consolidated annual accounts of the Group for the year ended [●]].  The accounts (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Values of the Fleet Vessels as at [●].
The Borrower represents that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [●], the Borrower confirms compliance with the financial covenants set out in Clause 12.6 of the Loan Agreement for the 3 months ending as at the date to which the enclosed accounts are prepared.
We now certify that, for the Group on a consolidated basis, as at [●];
(a)	total current assets (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) less current liabilities is $[●], calculated as shown in Appendix A versus the required amount of $ 0;
(b)	there is available to the Borrower and all the other members of the Group freely disposable cash and cash equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) not subject to any Security Interest an aggregate amount of $[●] calculated as shown in Appendix B versus the required amount of $ [●];
(c)	market value adjusted shareholders' equity of the Borrower to total market value adjusted assets of the Group was at all times equal to or greater than [●] calculated as claims in Appendix C;
(d)	the ratio of the aggregate Market Value (determined as provided in Clause 15.3 (Valuation of Ship)) of the Ships subject to a Mortgage (plus the net realisable value of any additional security previously provided under Clause 15 (Security Cover)) to the Loan is [●]:1.00, calculated as shown in Appendix D versus the required ratio of 135%.

We further refer to Clause 12.4 (b) of the Loan Agreement and hereby certify that, as at [insert date of each dividend payment declaration] and on the date hereof the Borrower [has or has not] [declared or paid dividends] to its shareholders [in the amount of $[●] [insert dividend details per relevant period covered by relevant financial statements] [and no Event of Default had occurred and was continuing at the time of declaration or payment of such dividends nor will result or has resulted from the declaration or payment of such dividends]
This Certificate shall be governed by, and construed in accordance with, English law.

________________________
[●]
Authorised Signatory
PARAGON SHIPPING INC.
2

SCHEDULE 7

 DESIGNATION NOTICE

To:	Nordea Bank Finland plc, London Branch

as Agent

Attn:	Loans Administration

cc:	Shipping Department
[●
Dear Sirs
Loan Agreement dated [●] 2014 made between (i) Paragon Shipping Inc. as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) the Lead Arrangers, (v) the Bookrunner, (vi) the Security Trustee and (vii) the Agent (the "Loan Agreement").
We refer to:
1	the Loan Agreement;
2	the Master Agreement dated [●] made between [●] as Swap Bank and the Borrower; and
3	a Confirmation (as defined in the said Master Agreement) delivered pursuant to the said Master Agreement dated [●] and addressed by to us.
In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it complies with the requirements to be, and will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully

for and on behalf of	Countersigned for and on behalf of
Paragon Shipping Inc.	[●] as Swap Bank

3

EXECUTION PAGES
BORROWERS

SIGNED by George Macheras	)	/s/ George Macheras
	)	Attorney –in-fact
for and on behalf of	)
PARAGON SHIPPING INC.	)	/s/ Kulraj Badhesha
in the presence of:	)	Attorney –in-Fact

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

LENDERS

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

4

LEAD ARRANGERS

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SWAP BANKS

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

5

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NIBC BANK N.V.	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

BOOKRUNNER

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

AGENT

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SECURITY TRUSTEE

SIGNED by Patrick Smith	)	/s/ Patrick Smith
	)	Attorney –in-Fact
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
in the presence of:	)

/s/ Meryl Rowlands
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

6